UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 26, 2005

TeamStaff, Inc.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 0-18492

New Jersey	22-1899798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Atrium Drive
Somerset, NJ 08873

(Address and zip code of principal executive offices)

(732) 748-1700
(Registrant's telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

TeamStaff, Inc. has entered into a definitive agreement to acquire RS Staffing Services, Inc., a privately held Georgia corporation. Pursuant to the terms of a Stock Acquisition Agreement dated as of May 26, 2005, TeamStaff will acquire all of the capital stock of RS Staffing for a purchase price of $8 million—consisting of $3.25 million in cash, $3 million in a 2-year note, and $1.75 million in TeamStaff common stock. In addition, there is a one-year earn out of up to $2 million based upon the achievement of specified performance targets for the business. Principals of RS Staffing, namely Roger Staggs and Barry Durham, will continue as management of RS post closing pursuant to employment agreements with each of them. RS is currently owned by Mr. Staggs and Mr. Durham, who are also parties to the agreement.

RS Staffing, headquartered in Monroe, GA., specializes in providing medical (83%) and office administration/technical professionals through nationwide Schedule contracts with both the General Services Administration ("GSA") and Veterans Affairs ("VA"). RS Staffing will be operated as separate subsidiary following closing.

The agreement also provides for mutual indemnification for breaches of representations and warranties. Further, the note to be issued by TeamStaff as part of the purchase price bears interest at 5% per annum, is payable one half in one year and the remaining in two years, and is secured by a lien on certain assets of the business, subject to any prior liens to be granted in connection with financing for the transaction.

Closing of the transaction is subject to usual and customary closing conditions, including the negotiation of final employment agreements for Roger Staggs and Barry Durham. In addition, closing is subject to completion of financing for the transaction. TeamStaff is currently negotiating the final terms of a revolving credit facility to provide receivables financing and funding of a portion of the purchase price. The parties anticipate closing within the next two weeks.

Item 9.01	Financial Statements and Exhibits

None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TeamStaff, Inc.

By: /s/ Rick Filippelli

Name: Rick Filippelli
Title: Chief Financial Officer
Date: May 27, 2005